Filed Pursuant to Rule 433

Registration Statement No. 333-285508

Bank of Montreal Market Linked Securities

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Arista Networks, Inc. and the Class A Common Stock of Meta Platforms, Inc. due February 1, 2027

Term Sheet to Preliminary Pricing Supplement dated December 22, 2025

Summary of Terms	Hypothetical Payout Profile***
Issuer:	Bank of Montreal
Market Measures:	The common stock of Arista Networks, Inc. and the Class A common stock of Meta Platforms, Inc. (each an “Underlier,” and collectively, the “Underliers”)
Pricing Date*:	December 23, 2025
Issue Date*:	December 29, 2025
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per security):

•    if the ending value of the lowest performing Underlier is greater than or equal to its threshold value:

$1,000 + the contingent fixed return; or

•    if the ending value of the lowest performing Underlier is less than its threshold value:

$1,000 + ($1,000 × underlier return of the lowest performing Underlier)

Stated Maturity Date*:	February 1, 2027
Lowest Performing Underlier:	The “lowest performing Underlier” will be the Underlier with the lowest underlier return.
Starting Value:	For each Underlier, its closing value on the pricing date
Ending Value:	For each Underlier, its closing value on the calculation day
Contingent Fixed Return:	At least 17.50% of the face amount per security, to be determined on the pricing date
Threshold Value:	For each Underlier, 55% of its starting value
Underlier Return:	For each Underlier, (ending value – starting value) / starting value
Calculation Day*:	January 27, 2027
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 1.075% for Wells Fargo Securities, LLC (“WFS”). Of that agent discount, Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 0.50% and a distribution expense fee of up to 0.075%
CUSIP:	06376JKM2
Material Tax Consequences:	See the preliminary pricing supplement.

*subject to change

** In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services

*** assumes a contingent fixed return equal to the lowest possible contingent fixed return that may be determined on the pricing date.

Any positive return on the securities at maturity will be limited to the contingent fixed return, even if the ending value of the lowest performing Underlier significantly exceeds its starting value; you will not participate in any appreciation of either Underlier.

If the ending value of the lowest performing Underlier is less than its threshold value, you will have full downside exposure to the decrease in the value of the lowest performing Underlier from its starting value and will lose more than 45%, and possibly all, of the face amount of your securities at maturity.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $987.30 per security. The estimated initial value of the securities at pricing may differ from this value but will not be less than $930.00 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/927971/000121465925018332/p1222257424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

•	If The Ending Value Of The Lowest Performing Underlier Is Less Than Its Threshold Value, You Will Lose More Than 45%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

•	You Will Receive The Contingent Fixed Return Only If The Ending Value Of The Lowest Performing Underlier Is Greater Than Or Equal To Its Threshold Value.

•	The Potential Return On The Securities Is Limited To The Contingent Fixed Return.

•	The Securities Are Subject To The Full Risks Of Each Underlier And Will Be Negatively Affected If Either Underlier Performs Poorly, Even If The Other Underlier Performs Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Underlier, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlier.

•	You Will Be Subject To Risks Resulting From The Relationship Between The Underliers.

•	The Securities Do Not Pay Interest.

•	The Securities Are Subject To Credit Risk.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underliers

•	The Maturity Payment Amount Will Depend Upon The Performance Of The Underliers And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o	Investing In The Securities Is Not The Same As Investing In The Underliers.
o	Historical Values Of The Underliers Should Not Be Taken As An Indication Of The Future Performance Of The Underliers During The Term Of The Securities.
o	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuers.

o	We Cannot Control Actions By An Underlying Stock Issuer.

o	We And Our Affiliates Have No Affiliation With Either Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.
o	You Have Limited Anti-dilution Protection.

•	The Securities Will Be Subject To Single Stock Risk.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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